EX-99.30(E)(8)

Application Part 2 for Ages 22-59

Minnesota Life Insurance Company - a Securian Financial company
Life New Business • 400 Robert Street North, St. Paul, MN 55101-2098

Proposed insured name (last, first, middle)	Date of birth

		Yes	No
1.	Have you ever used tobacco or nicotine products in any form (including cigarettes, cigars, chewing tobacco, pipe, e-cigarette/vape, nicotine patch or gum)? If yes, provide details	☐	☐

What type	Date of last use (mm/dd/yyyy)	Number of uses in the last year

		Yes	No
2.	Are you taking or have you been prescribed any prescription or nonprescription medication, drugs, or supplements?	☐	☐
3.	Have you ever been treated, diagnosed, tested positive for or given medical advice by a member of the medical profession for:		
A.	Paralysis; epilepsy; seizure/convulsions, multiple sclerosis; sleep apnea or any other sleep disorder; headaches; fainting spells or dizziness; depression; stress disorders; anxiety disorders; or any other brain, nervous, cognitive, mental or emotional disorder?	☐	☐
B.	High blood pressure; chest pain; chest discomfort or tightness; heart attack; heart murmur; stroke; irregular heartbeat; or any other disease or disorder of the heart or blood vessels?	☐	☐
C.	Asthma; shortness of breath; bronchitis; pneumonia; emphysema; chronic cough; or any other lung or respiratory disorder?	☐	☐
D.	Abdominal pain; ulcer; colitis, recurrent diarrhea; intestinal bleeding, cirrhosis, hepatitis; or any other disease or disorder of the liver, gallbladder, pancreas, stomach, or intestines?	☐	☐
E.	Kidney stone; protein, sugar, blood or blood cells in the urine; or any disorder of the urinary tract, bladder or kidneys?	☐	☐
F.	FEMALE Question: Disorder or abnormality of the uterus, ovaries, cervix, or breasts; pregnancy complication; or sexually transmitted disease? MALE Question: Disorder or abnormality of the testes or prostate; or sexually transmitted disease?	☐	☐
G.	Diabetes; thyroid disorder; lymph node enlargement; skin disorder; or disorder of any other glands?	☐	☐
H.	Cancer; melanoma; lymphoma; tumor; or cyst?	☐	☐
I.	Anemia, leukemia; or other blood disorder?	☐	☐
J.	Back or neck pain; arthritis; gout; or any bone, joint, or muscle disorder?	☐	☐
K.	Disorder of the eyes, ears, nose or throat?	☐	☐
L.	Any congenital abnormality or birth defect?	☐	☐
M.	Any immune system disease; systemic lupus; connective tissue disease; or disorder except those related to Human Immunodeficiency Syndrome (HIV virus)?	☐	☐
N.	Any chronic or recurrent fever, fatigue, or viral illness?	☐	☐
4.	Have you ever been diagnosed by a member of the medical profession or tested positive for the Human Immunodeficiency Virus (HIV virus) or Acquired Immune Deficiency Syndrome (AIDS)?	☐	☐
5.	Do you consume alcoholic beverages? If yes, what kinds, how much and how often?	☐	☐

Securian Financial is the marketing name for Minnesota Life Insurance Company.

ICC22-20248

DA
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6. Have you ever been advised by a member of the medical profession to limit the use of alcohol or drugs; received medical treatment, advice, or counseling for alcohol or drugs; or joined a self-help group because of alcohol or drug use? Yes No 7. Have you ever used marijuana or products that include THC or have THC as a component? If yes, provide details: What type Date of last use (mm/dd/yyyy) Number of uses in the last year 8. Have you ever used cocaine, heroin, barbiturates, amphetamines; or other controlled substances except as prescribed by a physician? 9. Other than above, have you in the past five years: A. Consulted, or been advised by a member of the medical profession to consult a physician, psychiatrist, psychologist, therapist, counselor, chiropractor, or other health care practitioner? (Include regular check-ups). B. Been treated, examined or advised by a member of the medical profession for a check-up, illness, or surgery, or been treated or evaluated at a hospital or any other health care facility? C. Had an MRI, CT scan, EEG, x-ray, stress test, echocardiogram, angiography, sleep study, blood studies or any other diagnostic test excluding those tests related to the Human Immunodeficiency Virus (AIDS virus)? D. Been advised by a member of the medical profession to have any test, hospitalization, or surgery which was not completed? 10. Weight: LBS. Height: FT IN In the past 12 months, have you had a change in weight? a. If yes, provide how many pounds lost or how many pounds gained b. Has your change in weight been attributed by a member of the medical profession to any of the above medical conditions? c. If yes, which medical condition? d. If no, please check all that apply to your change in weight in the last 12 months: Diet Exercise Surgery Pregnancy Unknown 11. Family history: Please indicate if a parent or sibling of the proposed insured has been diagnosed or treated by a member of the medical profession for heart or vascular disease, cancer, diabetes, high blood pressure, or kidney disease. If deceased, provide cause of death. Age(s) Health History Age(s) Cause of Death Father Mother Siblings Siblings Living Deceased DA ICC22-20249 2 of 3

12. Do you have a personal physician or belong to an H.M.O. or clinic? If so, please provide information below. Name Phone number Street address City State Zip code Date last seen Reason Additional Information I have read the statements and answers recorded on this Application Part 2; they are to the best of my knowledge and belief true, complete, and correctly recorded. I agree that they will become part of this application and any policy issued on it. Proposed insured signature X Date DA ICC22-20248 3 of 3